Exhibit (l)(2)

January 30, 2025

Blackstone Private Credit Fund

345 Park Avenue, 31st Floor

New York, New York 10154

Re:	Blackstone Private Credit Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Blackstone Private Credit Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 11, 2020 (the “Certificate of Trust”);

(b)

The Declaration of Trust, dated as of February 11, 2020, as amended and restated by the Fifth Amended and Restated Declaration of Trust, dated as of February 21, 2024 (as so amended and restated, the “Trust Agreement”);

(c)	The Second Amended and Restated By-Laws of the Trust, dated as of February 21, 2024 (the “By-Laws”);

(d)	The Registration Statement (the “Registration Statement”) on Form N-2, relating to debt securities of the Trust (the “Debt Securities”); and

(e)	A Certificate of Good Standing for the Trust, dated January 28, 2025, obtained from the Secretary of State.

Blackstone Private Credit Fund

January 30, 2025

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Documents.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Documents constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Trust Documents and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except to the extent provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Debt Security is to be issued by the Trust (collectively, the “Securityholders”) for Debt Security, in accordance with the Trust Documents, all resolutions of the Board of Trustees and as contemplated by the Registration Statement, (vii) that the Debt Securities will be issued and sold to the Securityholders in accordance with the Trust Documents, any applicable resolutions of the Board of Trustees and as contemplated by the Registration Statement and (viii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

Blackstone Private Credit Fund

January 30, 2025

2. When the issuance and specific terms of the Debt Securities have been approved by the Board of Trustees and the Board of Trustees approves (i) the issuance and terms of the Debt Securities, (ii) the execution and delivery of an indenture and related matters by the duly authorized officers of the Trust, such Debt Securities will have been duly authorized by all necessary statutory trust action on the part of the Trust under the Act and the Trust Documents.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, PA

JWP/MMK